Exhibit C

PLX TECHNOLOGY, INC.
(the “Company”)

PROMISE TO MAKE CASH PAYMENT

Dear Employee:

In exchange for your election to tender your Eligible Options to the Company, and as described in the offering materials filed with the Securities and Exchange Commission on Schedule TO on March 31, 2009 (the “Offering Materials”), the Company hereby promises to pay you cash payments described in the Offering Materials and disclosed to you individually by e-mail, subject to the conditions described herein. The cash payments will be paid, less applicable tax withholding.

This Promise to Make Cash Payment is subject to the terms and conditions described in the Offering Materials. This Promise to Make Cash Payment may be amended only by means of a writing signed by you and an authorized officer of the Company. Capitalized terms used but otherwise not defined herein will have the meanings set forth in the Offer to Purchase dated March 31, 2009.

PLX TECHNOLOGY, INC.

By:	/s/ Arthur O. Whipple
Name:	Arthur O. Whipple
Title:	Chief Financial Officer